================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): August 20, 1999

                               THE AES CORPORATION
             (exact name of registrant as specified in its charter)


        DELAWARE               333-15487                   54-1163725
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)


                       1001 North 19th Street, Suite 2000
                            Arlington, Virginia 22209

          (Address of principal executive offices, including zip code)

               Registrant's telephone number, including area code:
                                 (703) 522-1315

                                 NOT APPLICABLE
          (Former Name or Former Address, if changed since last report)



================================================================================

Item 5.   Other Events

     On August 18, 1999, the AES Corporation (the "Registrant") issued the press release attached as Exhibit 1 to this report and incorporated herein by reference.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                                    THE AES CORPORATION





     Date: August 20, 1999                           By /s/ William Luraschi
                                                       --------------------
                                                          (signing officer)

FOR IMMEDIATE RELEASE                               CONTACT: KENNETH R. WOODCOCK
                                                                  (703) 522-1315

            AES TO ACQUIRE $3 BILLION DRAX POWER FACILITY IN ENGLAND

        3,960 MW facility is largest coal-fired plant in western Europe


--------------------------------------------------------------------------------
ARLINGTON, VA, August 18, 1999 - The AES Corporation (NYSE: AES) announced today that a subsidiary has reached agreement with National Power for the acquisition of the Drax Power Station for (POUNDS)1.875 billion (approximately $3 billion). The Drax station is a 3,960MW coal fired power station complete with flue gas desulphurisation located on an 1800 acre site in northern England. It is the largest coal-fired plant in western Europe and generates approximately 8% of the electricity in England and Wales. Completion of the transaction is subject to a number of conditions, including the receipt of certain regulatory approvals and the approval of the shareholders of National Power. Closing is expected to occur later this year, and AES expects to fund this acquisition through a combination of non recourse project financing, corporate debt financing and corporate equity issuance.

AES's subsidiary will acquire the shares of a newly formed company, National Power Drax Limited, into which the assets of the station have been transferred. In addition to the purchase of shares in National Power Drax Limited, the facility has entered into a coal contract with National Power for the supply of a portion of the output of Drax for the period to March 2000 and a number of other short-term transitional technical and IT contracts related to the operation of Drax.

Michael Armstrong, Group Manager, AES Electric, stated, "We are extremely pleased to have won this bid. Drax is the largest, cleanest, newest and most efficient large coal plant in England. Our company-wide Drax development team has done an exceptional job in structuring an innovative approach to this acquisition."

Dennis W. Bakke, President and Chief Executive Officer, commented, "We are excited about this major addition to our existing mix of generating assets. Our global experience with other clean coal-fired plants should allow us to enhance the operations of this facility. Furthermore, our forthcoming experience with Drax in the UK market should serve as a springboard to other acquisitions in Europe."

AES is a leading global power company that currently owns or has an interest in one hundred and five power facilities totaling over 32,000 megawatts in the United States, Canada, Australia, Argentina, Brazil, Dominican Republic, Panama, Mexico, Pakistan, India, Bangladesh, the Netherlands, Hungary, Kazakhstan, China and the United Kingdom. AES also distributes electricity to nearly 14 million customers and is also a retail marketer of heat and electricity. In addition to having assets in excess of $10 billion, the Company has a significant number of projects in construction or development. AES is dedicated to providing electricity worldwide in a socially responsible way.

                                   * * * * *

Fore more general information visit our web site at www.aesc.com or contact investor relations at investing@aesc.com. The list AES-PR-ANNOUNCE is an automated mailing list and can be found on the investing page of our web site. Those who subscribe to this list will receive updates when AES issues a press release.